INTERDIGITAL REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS
7% Increase in Recurring Revenue Coupled with 12% Decrease in
Operating Expenses Highlights Operating Leverage

WILMINGTON, DE.—October 30, 2015—InterDigital, Inc. (NASDAQ: IDCC), a mobile technology research and development company, today announced results for the third quarter ended September 30, 2015.
Third Quarter 2015 Financial Highlights

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Third quarter 2015 recurring revenue was $78.6 million, consisting of current patent royalties and current technology solutions revenue, representing an increase of 7% compared to recurring revenue of $73.2 million in third quarter 2014. This increase in recurring revenue was primarily attributable to a 16% increase in per-unit royalties, driven by increased shipments by Pegatron Corporation ("Pegatron") and our other Taiwan-based licensees.

•	Total revenue was $100.4 million, compared to $77.6 million in third quarter 2014. Third quarter 2015 total revenue included $21.8 million of past sales.

•
Third quarter 2015 operating expenses were $55.0 million, compared to $62.3 million in third quarter 2014. This 12% decrease in operating expenses was primarily driven by a $4.9 million decrease in intellectual property enforcement and a $1.4 million decrease in consulting services. These and other decreases were partially offset by a $0.9 million increase in commercial initiatives expenses related to IoT and next generation network technologies.

•	Net income[1] was $24.5 million, or $0.68 per diluted share, compared to net income of $13.5 million, or $0.34 per diluted share, in third quarter 2014.
“The ongoing market strength of our licensees continues to drive recurring revenue growth, even as we work to expand our licensee base," said William J. Merritt, President and CEO of InterDigital. "That growth, coupled with our careful expense management, highlights the tremendous operating leverage of our business, which positions us very strongly as revenues expand."
Additional Financial Highlights for Third Quarter 2015

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In third quarter 2015, the company used $7.7 million of free cash flow.[2] This compares to $147.8 million of positive free cash flow in third quarter 2014, primarily attributable to the higher cash receipts from the patent license agreement with Samsung Electronics Company, Ltd. (“Samsung”) signed during 2014. Ending cash and short-term investments totaled $867.4 million.

•
During third quarter 2015, the company repurchased 0.4 million shares of common stock for $18.5 million. In addition, from October 1, 2015 through October 29, 2015, the company repurchased an additional 147 thousand shares at a cost of $7.4 million. Since initiating our current $400 million stock repurchase program in June 2014, the company has repurchased a total of 5.4 million shares for $249.0 million, representing approximately 15% of the company's shares outstanding at the time the program was authorized.

•	Companies that accounted for ten percent or more of third quarter 2015 total revenue were Sony Corporation of America (32%), Pegatron (23%), and Samsung (17%).

•
The company's third quarter 2015 effective tax rate was approximately 36.2% as compared to 3.8% during third quarter 2014, based on the statutory federal tax rate net of discrete federal and state taxes. The third quarter 2014 effective tax rate benefited from the inclusion of a $5.7 million discrete net benefit from available U.S. federal research and development tax credits.

Conference Call Information

InterDigital will host a conference call on Friday, October 30, 2015 at 10:00 a.m. Eastern Time to discuss its third quarter 2015 financial performance and other company matters. A live Internet webcast of the conference call will be available at www.interdigital.com, under "Events and Presentations" in the Investors Section. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 802-2225 within the United States or (913) 312-1254 from outside the United States. Please call by 9:50 a.m. ET on October 30 and give the operator Conference ID number 371670.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section, under "Events and Presentations." In addition, a telephone replay will be available from 1:00 p.m. ET October 30 through 1:00 p.m. ET November 4. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 371670.

About InterDigital®
InterDigital develops wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our plans to work to expand our licensee base. Words such as "believe," “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital’s roadmap; (v) our ability to commercialize the company’s technologies and enter into customer agreements; (vi) the failure of the markets for the company’s current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company’s technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, delays in the timely receipt and final reviews of quarterly royalty reports from our licensees, delays in payments from our licensees and related matters; (ix) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; (x) changes or inaccuracies in market projections; and (xi) changes in the company’s business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes

1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
REVENUES:
Per-unit royalty revenue	$43,698	$37,626	$175,270	$108,030
Fixed fee amortized royalty revenue	33,373	33,359	100,119	88,545
Current patent royalties	77,071	70,985	275,389	196,575
Past patent royalties	21,817	2,414	49,094	123,186
Total patent licensing royalties	98,888	73,399	324,483	319,761
Patent sales	—	1,999	—	1,999
Past technology solutions revenue	—	—	84	800
Current technology solutions revenue	1,520	2,224	4,770	7,140
	$100,408	$77,622	$329,337	$329,700

OPERATING EXPENSES:
Patent administration and licensing	28,363	33,923	91,200	98,889
Development	16,618	19,072	52,935	57,860
Selling, general and administrative	10,040	9,286	29,993	29,279
	55,021	62,281	174,128	186,028

Income from operations	45,387	15,341	155,209	143,672

OTHER EXPENSE (NET)	(8,108)	(3,167)	(21,090)	(10,733)
Income before income taxes	37,279	12,174	134,119	132,939
INCOME TAX (PROVISION) BENEFIT	(13,491)	461	(50,044)	(44,747)
NET INCOME	$23,788	$12,635	$84,075	$88,192
Net loss attributable to noncontrolling interest	(732)	(877)	(2,112)	(2,360)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$24,520	$13,512	$86,187	$90,552
NET INCOME PER COMMON SHARE — BASIC	$0.68	$0.34	$2.38	$2.25
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	35,798	39,620	36,257	40,166
NET INCOME PER COMMON SHARE — DILUTED	$0.68	$0.34	$2.35	$2.23
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	36,205	40,191	36,658	40,556
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.20	$0.20	$0.60	$0.50

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Income before income taxes	$37,279	$12,174	$134,119	$132,939
Taxes paid	(7,069)	(63,168)	(43,833)	(85,991)
Non-cash expenses	20,991	19,367	60,013	52,545
Increase in deferred revenue	276	14,013	91,052	270,872
Deferred revenue recognized	(39,936)	(44,814)	(125,958)	(119,150)
(Decrease) increase in operating working capital, deferred charges and other	(10,885)	218,176	(87,671)	(65,186)
Capital spending and capitalized patent costs	(8,321)	(7,943)	(25,841)	(26,521)
FREE CASH FLOW	(7,665)	147,805	1,881	159,508

Tax benefit from share-based compensation	(38)	22	2,126	1,218
Acquisition of patents	—	(1,025)	(20,000)	(26,300)
Purchase of long-term investments	(6,594)	—	(6,594)	—
Proceeds from noncontrolling interests	—	1,275	2,550	3,825
Dividends paid	(7,179)	(8,032)	(21,844)	(16,120)
Share repurchases	(18,480)	(79,568)	(89,052)	(88,022)
Proceeds from other financing activities	—	—	4,500	—
Proceeds from issuance of convertible senior notes	—	—	316,000	—
Purchase of convertible bond hedge	—	—	(59,376)	—
Proceeds from issuance of warrants	—	—	42,881	—
Payment of debt issuance costs	—	—	(9,403)	—
Net proceeds from exercise of stock options	3	16	29	369
Unrealized loss on short-term investments	(198)	(703)	(182)	(237)
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(40,151)	$59,790	$163,516	$34,241

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	SEPTEMBER 30, 2015	DECEMBER 31, 2014
ASSETS
Cash & short-term investments	$867,444	$703,928
Accounts receivable (net)	116,079	51,702
Current deferred tax assets	68,873	54,019
Other current assets	33,884	32,227
Property & equipment and patents (net)	289,490	278,086
Other long-term assets (net)	72,922	73,000
TOTAL ASSETS	$1,448,692	$1,192,962

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$224,348	$—
Accounts payable, accrued liabilities, taxes payable & dividends payable	65,882	80,474
Current deferred revenue	116,352	124,695
Long-term deferred revenue	290,100	293,342
Long-term debt & other long-term liabilities	260,400	218,774
TOTAL LIABILITIES	957,082	717,285
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	486,323	468,328
Noncontrolling interest	5,287	7,349
TOTAL EQUITY	491,610	475,677
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,448,692	$1,192,962

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$656	$155,748	$27,722	$186,029
Purchases of property, equipment, & technology licenses	(506)	(1,730)	(1,835)	(3,196)
Capitalized patent costs	(7,815)	(6,213)	(24,006)	(23,325)
Free cash flow	$(7,665)	$147,805	$1,881	$159,508

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814